Exhibit 99.1

News Release
For Further Information

Media Relations:
 Bob Schneider, 816.932.4835, bschneider@hrblock.com
Investor Relations:
 Mark Barnett, 816.701.4443, marbarnett@hrblock.com

H&R BLOCK REPORTS RECORD ANNUAL REVENUES AND EARNINGS
Company Announces Dividend and Share Repurchases Authorization Increases

FOR RELEASE JUNE 9, 2004 4 P.M. EDT

     KANSAS CITY, Mo. — H&R Block Inc. (NYSE: HRB) today reported record revenues and net income for both its fourth quarter and fiscal year ended April 30.

     Fourth quarter revenues totaled $2.2 billion, a 14.8 percent increase over the fourth quarter last year. Consolidated net income for the quarter increased 16.4 percent to $575.6 million. Fourth quarter earnings per diluted share increased 19.2 percent to $3.23.

     Fiscal year revenues increased 12.3 percent to $4.2 billion. Consolidated net income for the fiscal year increased 20.3 percent to $697.9 million. Earnings per diluted share increased 23.8 percent to $3.90, excluding a change in accounting principle. After the change in accounting principle, earnings per share increased 22.5 percent to $3.86. The company adopted Emerging Issues Task Force No. 00-21 (EITF 00-21) in its second quarter.

     “Fourth quarter results completed a year that saw record revenues, record earnings and balanced growth from our mix of businesses,” said H&R Block Chairman and Chief Executive Officer Mark A. Ernst. “We experienced improved results across all business lines in our fourth quarter.

     “H&R Block’s combined annual growth rate for earnings per share has increased 29 percent in the past five years. Our mix of businesses has generated solid results, even in challenging business environments,” Ernst said.

     H&R Block began to expense the costs of all stock-based compensation at the beginning of fiscal year 2004. The fiscal year results include $25.7 million, or 9 cents per diluted share, in stock-based compensation expense, compared with $2.1 million last year.

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Fiscal 2005 Outlook

     “Next year, we expect earnings per share in the range of $4.00 to $4.25 per share. We expect solid growth in our mix of businesses. We continue to believe that, over the long-term, the company’s mix of businesses can generate earnings consistent with our long-term guidance of earnings per share growth in the range of 13 to 18 percent per year,” Ernst said.

     “A changing interest rate environment will likely result in a flattening or slight decline in mortgage earnings, which will partially offset solid earnings growth in our other businesses,” he said.

Board Actions

     Reflecting the company’s strong financial condition and continuing performance, H&R Block’s board of directors approved an increase of the quarterly cash dividend from 20 cents to 22 cents per share, a ten percent increase, effective with the quarterly dividend payment on Oct. 1, 2004 to shareholders of record on Sept. 10, 2004. This payment will be the company’s 168th consecutive quarterly dividend.

     Also, the board authorized the company to repurchase up to 15 million of its shares, in addition to the 11.3 million shares remaining at year end on its previous repurchase authorization from June 11, 2003.

     “In the past year, the company has returned significant value to shareholders by repurchasing $518.5 million, or 10.6 million, of its shares,” Ernst said. “The new repurchase authorization reflects the confidence that the board of directors has in H&R Block’s future. Given our strong cash position, share repurchase continues to be a great way for us to enhance shareholder value.”

     During the fourth quarter, the company repurchased 2.8 million shares at an average cost of $52.77 per share.

U.S. Tax Operations

     For the fiscal year, U.S. tax operations reported pretax income of $627.6 million, an increase of 14.7 percent from pretax income of $547.1 million in fiscal 2003.

     U.S. tax operations reported a 3.2 percent increase in fourth quarter pretax income, which totaled $783.5 million, up from $759.3 million in the fourth quarter of fiscal 2003.

     The segment’s revenues for the year increased 12.5 percent to $2.1 billion. The increase was driven by an 8 percent increase in the average fee per client served, the acquisition of former major franchise territories during fiscal year 2004, and a change from last year’s contractual agreement with Household Taxmasters Inc. that resulted in increased revenues from refund anticipation loan (RAL) participation.

     The segment reported $1.5 billion in revenues for the fourth quarter, an increase of 10.1 percent compared with last year’s fourth quarter.

     “We improved client satisfaction with our combination of financial information and tax services, which is a unique value of the H&R Block brand. And we made solid progress with our multi-channel strategy. The number of software and online clients increased 12.2 percent to 3.2 million, with the fastest growth in tax solutions that blend the services of a tax professional with software and online products,” Ernst said.

     “While we’re disappointed in the 0.8 percent decline in clients served, we understand the factors behind the decline and are taking steps to strengthen our market position. We will open 500 to 600 new offices in underserved areas where we could not provide the convenience clients wanted. And we are reviewing our marketing plans to identify the best mix of messages, products and services to drive client growth in the early part of tax season.”

Mortgage Operations

     Mortgage operations, which includes Option One Mortgage Corp. and H&R Block Mortgage Corp., reported fourth quarter pretax income of $175.9 million, a 34.4 percent increase, compared with $130.9 million in the fourth quarter last year.

     For fiscal 2004, the mortgage segment reported pretax income of $678.3 million, a 2.3 percent decrease compared with $694.0 million in pretax income in fiscal 2003.

     Fourth quarter revenues grew 28.4 percent to $344.3 million, up from $268.3 million the prior year. Fiscal 2004 revenues increased 10 percent to $1.3 billion, up from $1.2 billion in fiscal 2003.

     For fiscal 2004, gains on sales of mortgage loans increased 8 percent to $716.7 million, compared with $663.6 million in fiscal 2003. In fiscal year 2003, the company reported a $130.9 million gain on the sale of previously securitized residual interests, compared to $40.7 million in the current year. Net of $30.7 million in impairments of older residuals, compared with $54.1 million in 2003, the mortgage segment’s total gains on sales were $726.7 million for fiscal 2004, compared to $740.3 million in the prior year.

     Loan production increased to $23.3 billion in fiscal 2004, a 40.3 percent increase over the previous year. An increase in the number of loan specialists, improvements in the company’s closing ratio, and a 4.9 percent increase in the average loan size all contributed to this growth.

     Included within these results, H&R Block Mortgage Corp., H&R Block’s retail mortgage subsidiary, originated 6.4 percent more loans, 48.9 percent of which were made to retail clients of other H&R Block businesses.

     “The mortgage business performed as we expected it would. We saw continued growth in mortgage originations and lower margins due to the anticipated increase in interest rates,” Ernst said.

     “Originations have been strong across all of our origination channels, and loan performance has exceeded modeled expectations. We continue to manage our mortgage business to optimize cash earnings, and we remain confident that mortgage operations will continue to perform well,” he said.

     Option One’s mortgage servicing business increased the number of loans serviced 31.6 percent to 324,364. The servicing portfolio at year-end increased 44.7 percent to $45.3 billion, compared with last year’s portfolio.

     The segment’s residual interests continued to perform better than expected, primarily due to better than modeled credit losses and interest rates. Consequently, the company realized a net write-up to residual balances of $167.1 million during fiscal year 2004, including $67.1 million in the fourth quarter, which was recorded in other comprehensive income on the balance sheet, net of deferred taxes.

Business Services

     RSM McGladrey Business Services, Inc. reported fourth quarter pretax earnings of $26.8 million, compared with a net loss of $1.9 million in the same quarter last year. For fiscal 2004, the segment reported pretax earnings of $19.3 million, compared with a net loss of $14.1 million in 2003.

     In the fourth quarter, the business services segment reported revenues of $179.4 million, an increase of 28 percent. For the fiscal year, revenues increased 15 percent to $499.2 million.

     “We are beginning to realize the potential that exists in this business segment. Our capital markets business enjoyed a strong year, and an improving economic environment for our middle market clients resulted in higher revenues in our core accounting and tax services,” Ernst said.

     Fiscal year 2003 includes a goodwill impairment charge of $11.8 million related to the segment’s payroll and benefits processing company. The segment wrote off $576,000 in intangible assets in the fourth quarter of 2004.

Investment Services

     Investment services reported a fourth quarter pretax loss of $22.5 million, an improvement of $13.3 million from a fourth quarter loss last year of $35.8 million. For the fiscal year, investment services recorded a pretax loss of $64.4 million, an improvement of $63.8 million compared with a loss of $128.3 million in fiscal 2003. Fiscal year 2003 results include $24 million of goodwill impairment charges.

     Investment services reported fourth quarter revenues of $62 million, a 40.8 percent increase from the same quarter last year. Revenues for the fiscal year increased 14.3 percent to $229.5 million.

     “We see continued improvement in H&R Block Financial Advisors’ results. We believe that this business has been restructured in a way that allows us to compete effectively as the investment climate improves,” Ernst said.

     “The retention and recruitment of experienced advisors continues to be a key initiative in the upcoming year, along with building stronger links between financial advisors and tax professionals in our U.S. tax operations.”

Other

     The company will host a conference call for analysts and institutional investors at 5 p.m. EDT (4 p.m. CDT) June 9. Ernst and Jeff Yabuki, executive vice president and chief operating officer, will discuss the quarter and year-end results and future expectations, as well as respond to analysts’ questions. To access the call, please dial the number approximately five to 10 minutes prior to the scheduled starting time:

U.S./Canada (888) 425-2715

International (706) 679-8257

     The call will be Webcast in a listen-only format for the media and public. The link to the Webcast can be obtained at www.hrblock.com. Supplemental slides will be available in connection with the Webcast, or can be accessed directly on H&R Block’s Investor Relations website at www.hrblock.com/about/investor following market close.

     A replay of the call will be available beginning at 8 p.m. EDT June 9 until 8 p.m. EDT June 23, by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (International). The replay access code is 6540535. A replay of the Webcast will also be available on the company’s Web site at www.hrblock.com through June 30.

###

     Except for historical information contained herein, the matters set forth in this press release are forward-looking statements based upon current information and expectations. Such statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that could cause actual results to differ materially from what is expressed, implied or forecast in such forward-looking statements. Such differences could be caused by a number of factors, including, but not limited to: the uncertainty that the company will achieve or exceed its revenue, earnings, and earnings per share growth goals or expectations for fiscal year 2005; the uncertainty of the company’s ability to purchase shares of its common stock pursuant to the board’s authorization; the uncertainty of the effect of any share repurchases upon the company and its shareholders; changes in interest rates; changes in economic, political or regulatory environments; changes in competition; litigation involving the company and its subsidiaries; and risks described from time to time in reports and registration statements filed by H&R Block Inc. and its subsidiaries with the Securities and Exchange Commission.

     Readers should take these factors into account in evaluating such forward-looking statements.

About H&R Block:

     H&R Block Inc. (www.hrblock.com) is a diversified company with subsidiaries that deliver tax services and financial advice, investment and mortgage products and services, and business accounting and consulting services. The world’s largest tax preparation company, H&R Block in fiscal year 2004 served 21.6 million clients at more than 11,000 retail offices worldwide and with software and online services. H&R Block is the only major tax preparation and financial services company that focuses primarily on helping middle-income Americans achieve their financial objectives. Investment services and securities products are offered through H&R Block Financial Advisors Inc., member NYSE, SIPC. H&R Block Inc is not a registered broker-dealer. H&R Block Mortgage Corp. offers retail mortgage products. Option One Mortgage Corp offers wholesale mortgage products and a range of mortgage services. RSM McGladrey Inc. serves mid-sized businesses with accounting, tax and consulting services.

H&R BLOCK, INC.
KEY OPERATING RESULTS
Unaudited, amounts in thousands, except per share data

	Three months ended April 30,
	2004	2003
Revenues	$2,191,793	$1,909,755

Income before taxes	952,074	842,294
Net income	$575,635	$494,642

Basic earnings per share	$3.30	$2.76

Basic shares outstanding	174,300	179,314
Diluted earnings per share	$3.23	$2.71

Diluted shares outstanding	178,194	182,615

	Year ended April 30,
	2004	2003
Revenues	$4,205,570	$3,746,457

Income before taxes	1,164,157	987,077
Net income before change in accounting principle	704,256	580,064
Cumulative effect of change in accounting principle, net of taxes	(6,359)	—
Net income	$697,897	$580,064

Basic earnings per share:
Before change in accounting principle	$3.98	$3.23
Net income	$3.94	$3.23

Basic shares outstanding	177,076	179,638
Diluted earnings per share:
Before change in accounting principle	$3.90	$3.15
Net income	$3.86	$3.15

Diluted shares outstanding	180,802	184,078

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In the second quarter of fiscal year 2004, the Company adopted Emerging Issues Task Force Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (EITF 00-21) as of May 1, 2003. As a result of the adoption of EITF 00-21, the Company recorded a cumulative effect of a change in accounting principle of $6.4 million, net of taxes of $4.0 million.

Basic earnings per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share.

Certain reclassifications have been made to prior year amounts to conform to the current period presentation. These reclassifications had no effect on the results of operations or stockholders’ equity as previously reported.

H&R BLOCK, INC.
SEGMENT FINANCIAL RESULTS
Unaudited, amounts in thousands

	Three months ended April 30,
	Revenues		Income (loss)
	2004	2003	2004	2003
U.S. Tax Operations	$1,542,260	$1,401,120	$783,466	$759,270
Mortgage Operations	344,347	268,285	175,930	130,879
Business Services	179,394	140,202	26,777	(1,863)
Investment Services	62,027	44,057	(22,542)	(35,804)
International Tax Operations	62,157	56,694	23,359	22,900
Corporate Operations	1,608	(603)	(34,916)	(33,088)

	$2,191,793	$1,909,755	952,074	842,294

Income taxes			376,439	347,652

Net income			$575,635	$494,642

	Year ended April 30,
	Revenues		Income (loss)
	2004	2003	2004	2003
U.S. Tax Operations	$2,093,617	$1,861,681	$627,592	$547,078
Mortgage Operations	1,281,399	1,165,411	678,261	693,950
Business Services	499,210	434,140	19,321	(14,118)
Investment Services	229,470	200,794	(64,446)	(128,292)
International Tax Operations	97,560	85,082	11,097	10,464
Corporate Operations	4,314	(651)	(107,668)	(122,005)

	$4,205,570	$3,746,457	1,164,157	987,077

Income taxes			459,901	407,013

Net income before change in accounting principle			704,256	580,064
Cumulative effect of change in accounting principle, net of taxes			(6,359)	—

Net income			$697,897	$580,064

H&R BLOCK, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in thousands, except share data

	April 30,	April 30,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$1,071,676	$875,353
Cash and cash equivalents — restricted	545,428	438,242
Receivables from customers, brokers, dealers and clearing organizations, net	625,076	517,037
Receivables, net	347,910	403,197
Prepaid expenses and other current assets	371,209	391,402

Total current assets	2,961,299	2,625,231

Residual interests in securitizations — available-for-sale	210,973	264,337
Beneficial interest in Trust — trading	137,757	122,130
Mortgage servicing rights	113,821	99,265
Property and equipment, net	279,220	288,594
Intangible assets, net	325,829	341,865
Goodwill, net	959,418	714,215
Other	391,709	148,268

Total assets	$5,380,026	$4,603,905

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$275,669	$55,678
Accounts payable to customers, brokers and dealers	1,065,793	862,694
Accounts payable, accrued expenses and other	456,167	468,933
Accrued salaries, wages and payroll taxes	268,747	210,629
Accrued income taxes	405,667	299,262

Total current liabilities	2,472,043	1,897,196

Long-term debt	545,811	822,302
Other non-current liabilities	465,163	220,698

Total liabilities	3,483,017	2,940,196

Stockholders’ equity:
Common stock, no par, stated value $.01 per share	2,179	2,179
Additional paid-in capital	545,065	496,393
Accumulated other comprehensive income	57,953	36,862
Retained earnings	2,781,368	2,221,868
Less cost of 44,849,128 and 38,343,944 shares of common stock in treasury	(1,489,556)	(1,093,593)

Total stockholders’ equity	1,897,009	1,663,709

Total liabilities and stockholders’ equity	$5,380,026	$4,603,905

H&R BLOCK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited, amounts in thousands

	Year ended April 30,
	2004	2003
Cash flows from operating activities:
Net income	$697,897	$580,064
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	172,038	161,821
Accretion of residual interests in securitizations	(168,029)	(145,165)
Impairment of residual interests in securitizations	30,661	54,111
Additions to trading securities — residual interests in securitizations	(327,996)	(542,544)
Proceeds from net interest margin transactions	310,358	541,791
Realized gain on sale of previously securitized residuals	(40,689)	(130,881)
Additions to mortgage servicing rights	(84,274)	(65,345)
Amortization of mortgage servicing rights	69,718	47,107
Net change in beneficial interest in Trust	(15,627)	(69,529)
Cumulative effect of change in accounting principle	6,359	—
Impairment of goodwill	—	35,777
Mortgage loans held for sale:
Originations and purchases	(23,256,013)	(16,577,621)
Sales and principal repayments	23,227,547	16,587,116
Other net changes in working capital, net of acquisitions	304,857	214,123

Net cash provided by operating activities	926,807	690,825

Cash flows from investing activities:
Available-for-sale securities:
Purchases of available-for-sale securities	(11,434)	(14,614)
Cash received from residual interests in securitizations	193,606	140,795
Cash received from sale of previously securitized residuals	53,391	142,486
Sales of other available-for-sale securities	14,377	14,081
Purchases of property and equipment, net	(112,153)	(150,897)
Payments made for business acquisitions, net of cash acquired	(280,865)	(26,408)
Other, net	11,945	19,896

Net cash provided by (used in) investing activities	(131,133)	125,339

Cash flows from financing activities:
Repayments of notes payable	(4,618,853)	(9,925,516)
Proceeds from issuance of notes payable	4,618,853	9,925,516
Payments on acquisition debt	(59,003)	(57,469)
Dividends paid	(138,397)	(125,898)
Payments to acquire treasury shares	(519,862)	(317,570)
Proceeds from issuance of common stock	119,956	126,325
Other, net	(2,045)	(2,344)

Net cash used in financing activities	(599,351)	(376,956)

Net increase in cash and cash equivalents	196,323	439,208
Cash and cash equivalents at beginning of the period	875,353	436,145

Cash and cash equivalents at end of the period	$1,071,676	$875,353

Supplementary cash flow data:
Income taxes paid	$329,752	$247,057
Interest paid	84,551	84,094

H&R BLOCK, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
Unaudited, amounts in thousands, except per share data

	Three Months Ended		Year Ended
	April 30,		April 30,
	2004	2003	2004	2003
Revenues:
Service revenues	$1,694,888	$1,487,807	$2,740,983	$2,398,081
Gain on sale of mortgage assets	193,750	162,342	726,718	740,343
Interest income	102,602	69,009	379,064	297,185
Product sales	58,361	52,260	157,417	123,510
Royalties	135,472	131,577	184,882	174,659
Other income	6,720	6,760	16,506	12,679

	2,191,793	1,909,755	4,205,570	3,746,457

Operating expenses:
Employee compensation and benefits	751,272	605,841	1,610,103	1,387,731
Occupancy and equipment	131,393	122,318	384,622	345,960
Depreciation and amortization	49,541	47,083	172,038	161,821
Marketing and advertising	88,551	65,512	188,317	150,847
Interest	20,099	22,855	84,556	92,644
Supplies, freight and postage	37,839	33,276	89,189	88,748
Impairment of goodwill	—	11,777	—	35,777
Other	166,403	161,058	522,442	502,687

	1,245,098	1,069,720	3,051,267	2,766,215

Operating income	946,695	840,035	1,154,303	980,242
Other income, net	5,379	2,259	9,854	6,835

Income before taxes	952,074	842,294	1,164,157	987,077
Income taxes	376,439	347,652	459,901	407,013

Net income before cumulative effect of change in accounting principle	575,635	494,642	704,256	580,064
Cumulative effect of change in accounting principle for multiple deliverable revenue arrangements, less income taxes of $4,031	—	—	(6,359)	—

Net income	$575,635	$494,642	$697,897	$580,064

Basic earnings per share:
Before change in accounting principle	$3.30	$2.76	$3.98	$3.23
Cumulative effect of change in accounting	—	—	(0.04)	—

Net income	$3.30	$2.76	$3.94	$3.23

Basic shares outstanding	174,300	179,314	177,076	179,638
Diluted earnings per share:
Before change in accounting principle	$3.23	$2.71	$3.90	$3.15
Cumulative effect of change in accounting	—	—	(0.04)	—

Net income	$3.23	$2.71	$3.86	$3.15

Diluted shares outstanding	178,194	182,615	180,802	184,078

H&R BLOCK, INC.
SELECTED OPERATING DATA
Unaudited

Option One Mortgage Corporation	Year ended	Three months ended
	4/30/2004	4/30/2004	4/30/2003	% change	1/31/2004
Number of loans originated:
Wholesale (non-prime)	130,356	34,951	26,126	33.8%	30,678
Retail: Prime	9,763	2,523	3,813	-33.8%	1,291
Non-prime	15,220	4,281	2,566	66.8%	3,826

Total	155,339	41,755	32,505	28.5%	35,795

Volume of loans originated (000’s):
Wholesale (non-prime)	$20,150,992	$5,410,469	$3,981,480	35.9%	$4,732,182
Retail: Prime	1,258,347	312,923	503,130	-37.8%	157,438
Non-prime	1,846,674	523,438	305,841	71.1%	464,926

Total	$23,256,013	$6,246,830	$4,790,451	30.4%	$5,354,546

Loan sales	$23,234,935	$6,294,346	$4,813,186	30.8%	$5,308,800

Servicing portfolio:
Number of loans serviced	324,364	324,364	246,463	31.6%	308,305
Servicing portfolio ($ bn’s)	$45.3	$45.3	$31.3	44.7%	$42.2

H&R Block Financial Advisors, Inc.	Year ended	Three months ended
	4/30/2004	4/30/2004	4/25/2003	% change	1/31/2004
Customer trades	1,514,969	390,750	244,843	59.6%	413,338
Customer daily average trades	5,918	6,202	4,221	46.9%	6,776
Average revenue per trade	$119.36	$121.58	$128.89	-5.7%	$113.61
Number of active accounts	863,116	863,116	752,903	14.6%	741,824
Ending balance of assets under administration ($ bn’s)	$26.7	$26.7	$22.3	19.7%	$27.5
Average assets per active account	$30,970	$30,970	$29,616	4.6%	$37,122
Ending customer margin balances ($ millions)	$608	$608	$486	25.1%	$594
Ending payables to customers ($ millions)	$1,007	$1,007	$848	18.8%	$1,076